UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  August 26, 2009

ARBINET CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	0-51063	13-3930916
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Albany Street, Tower II, Suite 450 New Brunswick, New Jersey	08901
(Address of Principal Executive Offices)	(Zip Code)

(732) 509-9100
(Registrant’s telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (e)  Departure of John B. Wynne, Jr. as Chief Financial Officer

On September 1, 2009, Arbinet Corporation (the “Company”) announced the termination of the employment of John B. Wynne, Jr., the Chief Financial Officer of the Company, without cause, effective November 15, 2009 (the “Termination Date”).  In connection with Mr. Wynne’s departure, on September 1, 2009, the Company entered into a Separation and Transition Services Agreement with Mr. Wynne (the “Separation Agreement”), which will become effective on September 9, 2009 (the “Effective Date”) unless revoked by Mr. Wynne pursuant to the terms of the Separation Agreement.  Mr. Wynne has agreed to remain as Chief Financial Officer of the Company until the Termination Date or until a successor is appointed, whichever is earlier.

Under the Separation Agreement, the Company has agreed to engage Mr. Wynne as a consultant from November 16, 2009 through March 31, 2010 (the “Transition Period”).  During the Transition Period, Mr. Wynne’s services in his capacity as a consultant will be limited to advice with respect to historical accounting and financial reporting activities, as assigned by the Company’s Chief Executive Officer and President from time to time.  As compensation for Mr. Wynne’s service as a consultant during the Transition Period, the Company has agreed to pay Mr. Wynne at the rate of $5,000 per month, which will be pro-rated for the month of November 2009.  If Mr. Wynne is assigned to spend more than 15 hours per month during the Transition Period, the Company has agreed to pay Mr. Wynne at the rate of $350 per hour for any additional hours over 15 hours worked by Mr. Wynne in any month during the Transition Period.  The Company has agreed to reimburse Mr. Wynne for all reasonable expenses incurred by him in performing services during the Transition Period in accordance with the Company’s policies and procedures as in effect from time to time.

The Separation Agreement provides that Mr. Wynne will receive the following separation pay from the Company:

•
In accordance with the terms of the employment letter with Mr. Wynne dated as of October 16, 2006, as amended April 23, 2008 (the “Employment Letter”), one lump sum payment of $300,000 payable on the Termination Date, consisting of:

o	Twelve months’ base salary, equal to $275,000; and
o
Reimbursement for payments under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for a period of one year, plus an amount equal to potential employer contributions to the Company’s retirement plan for one year, which amount cannot exceed $25,000;

•
One lump sum payment payable on the earlier of March 31, 2010 or the date that bonus awards are paid to the Company’s senior executive officers under the 2009 Short-Term Cash Incentive Bonus Plan (the “Bonus Plan”), consisting of an amount equal to either (i) 91.66% of Mr. Wynne’s target bonus, based on the Company’s achievement of the corporate performance metrics under the Bonus Plan, as determined by the Board of Directors (the “Board”) of the Company or the Compensation Committee (the “Compensation Committee”) of the Board, or (ii) if the Board or the Compensation Committee exercises its discretion and grants bonus awards to the Company’s senior executive officers based on such discretion, 91.66% of Mr. Wynne’s target bonus under the Bonus Plan multiplied by the average percentage of the target bonuses awarded to certain of the Company’s senior executive officers;

•	A grant of 17,500 shares of restricted common stock of the Company on the Effective Date under the 2004 Stock Incentive Plan, as amended, which will fully vest on the Termination Date; and
•	Payment for accrued but unused vacation as of the Termination Date.

Mr. Wynne will continue to receive the base salary otherwise payable to him under the terms of the Employment Letter through the Termination Date in periodic installments in accordance with the Company’s ordinary payroll periods.

The above summary of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 5.02 by reference.

On September 1, 2009, the Company issued a press release regarding certain of the matters described in this Item 5.02 of this Current Report on Form 8-K, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Separation and Transition Services Agreement by and between John B. Wynne, Jr. and Arbinet Corporation, dated as of September 1, 2009*

99.1	Press Release of Arbinet Corporation, dated September 1, 2009*

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARBINET CORPORATION

	By:	/s/ W. Terrell Wingfield, Jr.
Date: September 1, 2009		W. Terrell Wingfield, Jr.
General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

10.1	Separation and Transition Services Agreement by and between John B. Wynne, Jr. and Arbinet Corporation, dated as of September 1, 2009*

99.1	Press Release of Arbinet Corporation, dated September 1, 2009*

* Filed herewith.